Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-174207, No. 333-194343 and No. 333-256158) of our report dated December 16, 2024, except for the effect of the adoption of ASU 2023-07 and ASU 2023-09 described in Note 2, Note 4, and Note 10 to the financial statements, as to which the date is March 19, 2026, with respect to the consolidated financial statements and related consolidated financial statement schedule of RCI Hospitality Holdings, Inc. (the “Company”) included in this Annual Report on Form 10-K for the year ended September 30, 2025.
/s/ Marcum LLP
Marlton, New Jersey
March 19, 2026